Exhibit 10.4
MATCHING RESTRICTED SHARE UNIT AWARD AGREEMENT
(MATCHING SHARE PROGRAM UNITS FOR NON-EMPLOYEE DIRECTORS)
(Bausch + Lomb Corporation 2022 Omnibus Incentive Plan)

Unitholder:	<Participant Name>
Date of Grant:	<Grant Date>
Number of MRSUs:	<Number of Awards Granted>

Bausch + Lomb Corporation (the “Company”), pursuant to section 7(c) of the Bausch + Lomb Corporation 2022 Omnibus Incentive Plan (as amended and restated, the “Omnibus Plan”) and the Company’s Matching Share Program (the “Program”, and together with the Omnibus Plan, the “Plans”), hereby awards to you a Restricted Share Unit Award in the form of matching restricted share units (the “MRSUs” or the “Award”), payable in common shares of the Company, no par value (the “Common Shares”), covering the number of Common Shares set forth above.
1.This Award is subject to all of the terms and conditions as set forth herein (the “Award Agreement”) and in the Plans, which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plans. In the event of any conflict between the terms in the Award Agreement and the Plans, the terms of the Plans shall control. For the avoidance of doubt, any terms that are contained in the Award Agreement but that are not in the Plans shall not constitute a conflict and such terms in the Award Agreement shall control.
2.Vesting.
(a)In General. Subject to the provisions of the Plans and this Award Agreement (including the provisions of Sections 2(b) through 2(f) below), one-third (1/3rd) of the Award shall vest on each of the first three (3) anniversaries of the Date of Grant (each such anniversary, a “Vesting Date”); provided your Termination of Service does not occur prior to the applicable Vesting Date. Vesting will cease upon your Termination of Service (except as set forth below in Sections 2(b) and 2(c)). Any MRSUs that did not become vested prior to the date of your Termination of Service or that do not become vested in accordance with this Section 2 shall be forfeited and cancelled immediately following the date of your Termination of Service for no consideration.
(b)Vesting Acceleration Upon Termination of Service due to Death or Disability. Notwithstanding the foregoing and any other provisions of the Plans to the contrary, in the event of your Termination of Service by the Company due to your death or Disability, then any unvested portion of your MRSUs will vest on the date of your Termination of Service.
(c)Vesting Acceleration Upon Termination of Service without Cause in Connection with a Change of Control. Notwithstanding the foregoing and any other provisions of the Plans to the contrary, in the event of your Termination of Service by the Company without Cause within twelve (12) months following a Change of Control, then any portion of the unvested MRSUs that were not cancelled in connection with such Change of Control will vest on the date of your Termination of Service.
(d)Additional Forfeiture Provisions. Notwithstanding the provisions of this Section 2, if, prior to the third (3rd) anniversary of the Date of Grant, you sell, assign, transfer or otherwise dispose of (in a manner not specifically approved by the Committee) any Purchased Shares, an equal number of unvested MRSUs (up to the maximum number of MRSUs unvested as of the date of sale, assignment, transfer or disposition) shall be forfeited, with the MRSUs next scheduled to vest being forfeited first. In addition, to the extent following the Date of Grant, the Company becomes aware that you sold Purchased Shares in the six (6) month period prior to the Date of Grant, such that, had the Company been aware of such sale prior to the Date of Grant, some or all of the MRSUs would not have been granted to you pursuant to the terms of this Award Agreement, a number of MRSUs (whether or not vested) equal to the number of Purchased Shares sold shall be forfeited, with the MRSUs next scheduled to vest being forfeited first. For purposes of this Award Agreement, “Purchased Shares” shall mean the Common Shares that you purchase for which the MRSUs were granted to you hereunder. For the avoidance of doubt, the net settlement of any previously granted equity awards to satisfy exercise price or tax withholding obligations shall not be considered a sale or other disposition of Purchased Shares for purposes of this Award Agreement.
(e)Notification Requirements. You hereby agree to notify the Company of any Purchased Shares that you sell, assign, transfer or otherwise dispose of prior to the third anniversary of the Date of Grant and the Company, in its sole discretion, has the authority to determine whether such sale results in the forfeiture of any MRSUs in accordance with the terms of this Award Agreement. In addition, you agree that any broker or institution holding the Purchased Shares (as specified by the Company) may provide information to the Company with respect to any transaction involving the Purchased Shares during the restricted period described in Section 2(d) above, and that the Company shall have no responsibility or liability with respect to the actions or creditworthiness of such broker or institution.
(f)Exceptions to Sales Restriction. Notwithstanding the restrictions in this Award Agreement that do not permit you to sell, assign, transfer or otherwise dispose of the Purchased Shares, you are permitted to transfer or contribute any such shares without penalty to (i) a limited partnership or limited liability company where all partners or members, as applicable, are members of your family (“Family Entity”) or (ii) a Grantor Retained Annuity Trust (“GRAT”) or other estate-planning trust or similar vehicle controlled by you (together with any GRAT, collectively, “Estate Planning Vehicles”); provided that the Family Entity, GRAT or Estate Planning Vehicle, (x) does not allow the shares to be sold, assigned, transferred or otherwise disposed of during the applicable restricted period (as set forth in Section 2(d) above) with respect to such shares, (y) in the case of a GRAT or other trust, you shall at all times remain the trustee of the GRAT or other trust, and (z) in the case of a Family Entity or Estate Planning Vehicle, you retain “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of such shares.

3.The Company will deliver to you a number of Common Shares equal to (i) the number of MRSUs subject to your Award that become vested in accordance with the terms of this Award Agreement, plus (ii) any MRSUs resulting from dividend equivalents credited with respect to such MRSUs in accordance with Section 11 of this Award Agreement, as soon as reasonably practicable after the applicable Vesting Date but in no event later than sixty (60) days following the date on which such MRSUs become vested.
4.No fractional Common Shares will be issued or provided on the vesting or settlement of the MRSUs granted hereunder. If, as a result of any adjustment to the number of Common Shares issuable or to be provided on the vesting or settlement of the MRSUs granted hereunder pursuant to the Plans, you would be entitled to receive a fractional Common Share, you have the right to acquire only the full number of Common Shares so adjusted and no payment or other adjustment will be made with respect to the fractional Common Shares so disregarded.
5.Nothing in the Plans or in this Award Agreement will affect the Company’s right to terminate your service at any time for any reason whatsoever.
6.All notices to the Company relating to the MRSUs must be delivered personally or delivered by prepaid registered mail and, if delivered personally or by prepaid registered mail, must be addressed to Corporate Human Resources, or, if explicitly permitted by the Company, delivered or made available electronically via the electronic system designated by the Company. All notices to you relating to the MRSUs will be either delivered or made available electronically via the electronic system designated by the Company (currently Fidelity) or addressed to your principal address on file with the Company. Either the Company or you may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered or made available electronically, on the date of delivery or on the date made available electronically, as the case may be, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth business day following the date of mailing. Any notice given by either you or the Company is not binding on the recipient thereof until received.
7.When the issuance of Common Shares may, in the opinion of the Company, conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Company reserves the right to refuse to issue or provide such Common Shares or pay such cash amount for so long as such conflict or inconsistency remains outstanding.
8.The MRSUs granted pursuant to this Award Agreement may only be held by you personally and no assignment or transfer of the MRSUs, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such MRSUs whatsoever in any assignee or transferee, and immediately upon any assignment or transfer or any attempt to make such assignment or transfer, the MRSUs granted hereunder will terminate and be of no further force or effect. Complete details of this restriction are set out in the Plans.
9.You hereby agree that:
(a)any rule, regulation or determination, including the interpretation, by the Board or appropriate committees of the Board, of the Plans, the MRSUs granted hereunder and the vesting and settlement thereof, is final and conclusive for all purposes and binding on all persons including the Company and you; and
(b)the grant of the MRSUs does not affect in any way the right of the Company to terminate your service.
10.You shall be solely responsible for any applicable taxes (including, without limitation, income, payroll and excise taxes) and penalties, and any interest that accrues thereon, which they incur in connection with the vesting, receipt or settlement of the MRSUs. The Company and its Subsidiaries shall have the right to require payment of, or may deduct from any payment made under the Plans or otherwise to you, an amount (if any) sufficient to cover withholding of any federal, state, provincial, territorial, local, foreign or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and to take such other action as may be necessary to satisfy any such withholding obligations (which such amount may be satisfied, at your election, with Common Shares delivered or vested in connection with the MRSUs). It shall be a condition to the obligation of the Company to issue Common Shares upon the settlement of the MRSUs, that you pay to the Company, on demand, such amount as may be requested by the Company for the purpose of satisfying any tax withholding liability. If the amount is not paid, the Company may refuse to issue shares.
11.The bookkeeping account maintained for the MRSUs granted pursuant to this Award Agreement shall, until the settlement dates or termination and cancellation or forfeiture of the MRSUs pursuant to the terms of the Plans, be allocated additional MRSUs on the payment date of dividends on the Common Shares. Such dividends will be converted into additional Common Shares covered by the MRSUs by dividing (i) the aggregate amount or value of the dividends paid with respect to that number of Common Shares equal to the number of shares covered by the MRSUs by (ii) the Market Price per Common Share on the payment date for such dividend. Any such additional MRSUs shall have the same settlement dates and vest in accordance with the same terms as the MRSUs granted under this MRSUs Agreement.
12.This Award Agreement has been made in and is to be construed under and in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
13.Your Award is subject to all the provisions of the Plans, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plans. In the event of any conflict between the provisions of your Award and those of the Plans, the provisions of the Plans shall control; provided, however, for avoidance of doubt, terms contained in the Award Agreement but not in the Plans shall not constitute a conflict and such terms in the Award Agreement shall control. The Committee will have the power to interpret the Plans and this Award Agreement and to adopt such rules for the administration, interpretation, and application of the Plans as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee will be final and binding upon you, the Company, and all other interested Persons. No member of the Board or the Committee will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plans or this Award Agreement.
14.The Award is intended to comply with Section 409A of the Code to the extent subject thereto or to otherwise be exempt from Section 409A of the Code, and shall be interpreted in accordance with this intent and Section 409A of the Code and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. Notwithstanding any provision in the Plans to the contrary, no payment or distribution under this Agreement that constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of your Termination of Service with the Company shall be made to you until your Termination of Service constitutes a separation from service within the meaning of Section 409A of the Code. For purposes of this Award, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding any provision of the Plans to the contrary, in no event shall the Company or any Affiliate be liable to you on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Section 409A of the Code.
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